UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2012

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On July 3, 2012, Powerwave Technologies, Inc. (the “Company”) entered into a payoff letter (“Payoff Letter”) with Wells Fargo Capital Finance LLC (formerly known as Wells Fargo Foothill, LLC), as arranger and administrative agent (“Wells Fargo.”) The Payoff Letter terminates the Credit Agreement entered into by and among the Company, the lenders named therein (the “Lenders,”) and Wells Fargo on April 3, 2009 (as such has been amended from time to time thereafter, the “Credit Agreement.”) Pursuant to the Credit Agreement, the Lenders made available to the Company a senior secured credit facility in the form of a revolving line of credit for up to a maximum of $30 million.

Pursuant to the Payoff Letter, the Company repaid in full all of its obligations under the Credit Agreement, including principal, interest, fees and other charges owing to Wells Fargo and the Lenders. The aggregate amount of such payments, inclusive of an early termination fee payable to Wells Fargo, was approximately $100,000. In consideration for such payments, (i) the Company’s obligations under the Credit Agreement were deemed satisfied in full, (ii) the Credit Agreement was immediately terminated, and (iii) the liens securing the obligations under the Credit Agreement were released, in each case subject to limited exceptions as set forth in the Payoff Letter.

At the date of the Payoff Letter, the Company had outstanding under the Credit Agreement letters of credit issued by Wells Fargo in the amount of approximately $5.4 million. These letters of credit will remain outstanding following the termination of the Credit Agreement and will be fully cash collaterized. In connection with the execution of the Payoff Letter and as a condition to the termination of the Credit Agreement, the Company deposited an additional $505,000 with Wells Fargo to collateralize the outstanding letters of credit.

The Company is in the process of pursuing a new senior secured credit facility as well as other financing options. There is no assurance that the Company will be able to obtain new financing on favorable terms or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2012		POWERWAVE TECHNOLOGIES, INC.

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer